Exhibit 99.1

ARTISOFT COMPLETES FINANCING

CAMBRIDGE, Mass. - September 11, 2003 - Artisoft®, Inc. (NASDAQ: ASFTC), developer of the first software-based phone system, today announced the closing of its financing previously announced on June 30, 2003.

In the financing, Artisoft sold an aggregate of 2,627,002 shares of its Series C Convertible Preferred Stock to investors in a private placement at a per share price equal to $1.50. The investors also received warrants to purchase up to 2,627,002 shares of Artisoft’s Common Stock at a per share exercise price equal to $1.88. Gross proceeds from the financing were $4 million.  The issuance and sale of the preferred stock and warrants was authorized by Artisoft’s stockholders at a Special Meeting of Stockholders held on September 9, 2003.

The shares of Series C Preferred Stock are initially convertible into a like number of shares of common stock, subject to adjustment. Each share of Series C Preferred Stock will generally receive .8152 of a vote, subject to adjustment, when voting on matters presented for the approval of Artisoft’s stockholders.  The holders of the Series C Preferred Stock, as a class, are also entitled to elect a director of the Company.

Artisoft expects the holders of the Series C Preferred Stock will elect Steven C. Zahnow as an Artisoft director pursuant to these class voting rights.  Mr. Zahnow has served as the managing member of Zahnow Group, LLC, the general partner of Zahnow Partners LP, a hedge fund, since 1997. In addition, Mr. Zahnow is a partner of RRS & Company, an investment firm.  An affiliate of Mr. Zahnow was the majority investor in the financing.  Following the financing, Mr. Zahnow beneficially owns approximately 9.9% of Artisoft’s Common Stock and 53.3% of its Series C Preferred Stock.

The warrants will expire on June 27, 2010.  The expiration date, the per share exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment in certain events.

“The PBX industry’s shift away from proprietary hardware to open systems software is gaining momentum and we continue to see strong growth in demand for our TeleVantage software,” said Steve Manson, Artisoft’s president and CEO. “This financing will allow Artisoft to focus on the tremendous opportunities before us.”

This financing resulted in a purchase price adjustment to the shares of Common Stock issued in Artisoft’s September 2002 financing, an antidilution adjustment to Artisoft’s Series B Convertible Preferred Stock and an exercise price adjustment to the common stock purchase warrants issued by Artisoft in 2001.  As a result of the financing, Artisoft will issue an additional 660,328 shares of Common Stock to the investors in its September 2002 financing.  In addition, each share of Series B Convertible Preferred Stock is now convertible into approximately 1.22 shares of Common Stock and the exercise price of the warrants issued in 2001 is now $1.50 per share.  As a result of these effects, Austin W. Marxe and David M. Greenhouse are now the beneficial holders of approximately 65.6% of Artisoft’s Common Stock.

Artisoft is required to register for resale by the investors the common stock issuable upon the conversion or exercise, as the case may be, of the Series C Preferred Stock and the warrants issued in this financing under the Securities Act.

About Artisoft

Artisoft, Inc. is a leading developer of open, standards-based telephone systems that bring together voice and data for more powerful and productive communications. Artisoft’s TeleVantage delivers greater functionality, flexibility, and value than proprietary PBXs to a variety of customers, from small offices to large enterprise organizations with sophisticated call centers. Artisoft’s innovative software products have consistently garnered industry recognition, winning more than 30 awards for technical excellence. The company distributes its products and services worldwide through a dedicated and growing channel of authorized resellers. For more information, please call 800-914-9985 or visit our website at http://www.artisoft.com.

Artisoft and TeleVantage are registered trademarks of Artisoft, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

Forward-Looking Statements

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects, including Artisoft’s expectation as to whom its Series C Stockholders will elect as a director pursuant to their class voting rights and Artisoft’s ability to focus on the opportunities before it. The following factors, among others, could cause actual results to differ materially from those described in these forward- looking statements: the outcome of NASDAQ’s pending review of the listing of Artisoft’s common stock on the NASDAQ SmallCap Market which may result in the delisting of Artisoft’s common stock from that market, the availability of additional financing on terms acceptable to Artisoft or at all, risks associated with Artisoft’s strategic alliances, the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources, product development and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties and other factors detailed in the Artisoft’s filings with the Securities and Exchange Commission including its most recent filings on Form 10-K and Form 10-Q.

Financial Community Contact:
Duncan G. Perry
Artisoft, Inc.
5 Cambridge Center
Cambridge, MA 02142
617-354-0600 ext. 201

dperry@artisoft.com